Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 15, 2016 relating to the financial statements and financial highlights which appear in the May 31, 2016 Annual Reports to Shareholders of John Hancock Funds (See Schedule of Funds), each a series of John Hancock Municipal Securities Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 10, 2017

SCHEDULE OF FUNDS

Fund Name
John Hancock High Yield Municipal Bond Fund
John Hancock Tax-Free Bond Fund